EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-144724) of Airvana, Inc. of our report dated February 29, 2008 with respect to the consolidated financial statements of Airvana, Inc. included in this Annual Report (Form 10-K) for the year ended December 30, 2007.
/s/ Ernst & Young LLP
Boston, Massachusetts
February 29, 2008